EXHIBIT 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is entered into as of January 19, 2021 between Associated Banc-Corp, Inc., a Wisconsin corporation (the “Company”) and Philip B. Flynn (the “Executive”).

WHEREAS, Executive has informed the Company that he intends to retire from his position as President and CEO of the Company;

WHEREAS, the Company desires (i) to incentivize the Executive to continue employment until a replacement CEO is found, (ii) for the Executive to provide an orderly transition of his duties and responsibilities, (iii) to provide Executive with an incentive to continue making himself available following his retirement and to help promote the best interests and good will of the Company, and (iv) to restrict Executive from competing with the Company, soliciting the Company’s customers and employees, disparaging the Company or impermissibly using confidential information following his retirement.

NOW THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement the parties agree as follows:

1.Retirement and Employment.

(a)Retirement Date.  Executive agrees to continue employment with the Company, exclusively upon the terms set forth herein, until December 31, 2021 (“Retirement Date”) and the Company agrees to continue his employment until the Retirement Date upon the terms set forth in this Agreement; provided that nothing contained in this Agreement will interfere with the Company’s right to terminate Executive’s employment with the Company prior to the Retirement Date for Cause (as defined below).

(b)Position and Duties.  Executive will continue to serve as the Company’s CEO, reporting to and subject to the oversight by the Board of Directors of the Company (the “Board”), until the date on which another individual commences employment as the Company’s CEO (the “Commencement Date”) and thereafter, he will serve in an executive capacity in the role of “Special Advisor” until his Retirement Date, reporting to the CEO and the Board, serving  as an ambassador and representative of the Company in such roles as may be reasonably requested by the CEO and the Board, and providing assistance in transition of Company leadership.  Through the Commencement Date, Executive will devote substantially all of his business time and attention to the Company; provided that as long as it does not interfere with the performance of his duties for the Company, Executive may pursue outside and future opportunities that comply with the Covenants (as defined below).  Following the Commencement Date, Executive agrees to devote such time and efforts as are reasonable and necessary to perform his role as Special Advisor.  Following the date hereof, the Company agrees that neither Executive’s physical presence nor business travel shall be required if Executive reasonably determines that based on the applicable locations and conditions at such time, his health and health risks of his family that his physical presence and/or travel would be unsafe for Executive and/or his immediate family members due to the health and safety dangers associated with the COVID-19 pandemic.  In addition, Executive may continue to serve in the positions set forth on Schedule A hereto (the “Permitted Activities”).

US-DOCS\120041401.12

(c)Resignations.   Unless otherwise requested by the Company in writing, Executive will, automatically and without further action on his part or any other person or entity, resign effective as of the Commencement Date (or earlier termination date in the event of a termination for Cause or earlier resignation by Executive) from the Board, as an officer of the Company and from all other offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates.  In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Commencement Date (or earlier termination date in the event of a resignation or termination for Cause), Executive will execute and deliver to the Company an omnibus resignation and any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 1(c) promptly following the Company’s request therefor.

2.2021 Compensation.

(a)Base Salary, Annual Bonus and Employee Benefits. Through the Retirement Date, Executive will (i) continue to be paid his regular base salary at the rate as currently in effect ($1,250,000), (ii) (A) be eligible to earn a full (i.e., without proration) 2021 annual bonus under the management incentive plan (the “MIP”) in a target amount equal to 85% of his base salary based on Company performance for 2021, and (B) be paid any earned but unpaid 2020 annual bonus under the MIP when payable to Company executives generally, (iii) remain eligible for all employee benefits and perquisites (including, without limitation, (A) Supplemental Executive Retirement Plan contributions at a minimum of 12.5% of eligible compensation, (B) matching contributions to the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan (the “401(k) Plan”) in accordance with the terms of the 401(k) Plan, (C) contributions to the Associated Banc-Corp Retirement Account Plan (the “RAP”) in accordance with the terms of the RAP, (D) vacation accrual, (E) executive physical and (F) financial planning services, in each case, at the same level at which Executive received such benefits or perquisites from the Company in the 2020 calendar year, except as otherwise provided under the terms of the 401(k) Plan or the RAP), except as provided below regarding the 2021 long term incentive, and (iv) be paid or reimbursed for up to $30,000 in reasonable legal fees and expenses incurred in connection with his review of and entering into this Agreement and the Second Release (as defined below) within 30 days of his delivery of an invoice to the Company.

(b)2021 Long Term Incentive.Executive’s long-term incentive award grants for 2021 will have a grant date fair value of not less than $678,125 (“2021 LTI Awards”), to be granted 75% in the form of performance based restricted stock units (“2021 PSUs”) and 25% time vested restricted stock units (“2021 RSUs”), in such forms and on such terms as long-term incentive award grants to the Company’s executive officers for 2021, subject to this Section 2(b).  The 2021 LTI Awards will be subject to forfeiture if Executive’s employment is terminated by the Company for Cause or by Executive for any reason prior to the Retirement Date (except as otherwise provided herein).  The 2021 PSUs will vest on the Retirement Date or earlier upon the date of termination of Executive’s employment as a result of Executive’s death, disability or termination by the Company without Cause, provided that the number of 2021 PSUs will be subject to (i) satisfaction of the same performance goals as applicable to grants made to other senior management of the Company in 2021, to be earned and paid settled following completion of the performance period, which may be zero and (ii) forfeiture under the terms of Section 6 of

2

US-DOCS\120041401.12

this Agreement for violation of the Covenants.  The 2021 RSUs will vest on the Retirement Date or earlier upon the date of termination of Executive’s employment as a result of Executive’s death, disability or termination by the Company without Cause.  Vesting and retention of the 2021 Awards (and only the 2021 Awards) will be subject to Executive’s compliance with the terms of this Agreement, including the Covenants (as defined below). For purposes of measuring the post-termination exercise period for Executive’s outstanding and unexercised stock options, this Agreement serves as Executive’s notice of his retirement as of the Retirement Date and his service with the Company will be considered to end as a result of his normal retirement on the Retirement Date, or such earlier date of termination of Executive’s employment as a result of Executive’s, resignation, death or disability.  If Executive is terminated for Cause prior to the Retirement Date, then such termination will not be due to normal or early retirement for purposes of the post-termination exercise period of his outstanding stock options.

3.Termination.

(a)If, prior to the Retirement Date, Executive resigns, dies or is terminated for Cause, then Executive will be entitled only to receive (i) any portion of Executive’s base salary through his termination of employment not theretofore paid, (ii) any unreimbursed business expenses owed pursuant to applicable Company policy as in effect from time to time, (iii) any accrued but unused vacation pay owed to Executive pursuant to applicable Company policy as in effect from time to time, and (iv) any amounts arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements in which the Executive participated as of immediately prior to his termination of employment, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively the “Accrued Benefits”), and the Company will have no further obligations under this Agreement, including to provide the compensation or benefits described in Section 2 or to employ Executive as a consultant under Section 4.  In the event of his resignation prior to the Retirement Date, Executive will remain obligated to fulfill and be subject to all requirements of Sections 1(c), 6 and 7 and, the Company will have no further obligations under this Agreement or to provide the compensation or benefits described in Sections 2 or 4.

(b)If the Company terminates Executive’s employment prior to the Retirement Date without Cause, then it shall be deemed a breach of this Agreement by the Company and as damages for such breach of this Agreement the Executive will be entitled to receive (i) the Accrued Benefits and the 2020 MIP annual bonus, if any, to the extent not theretofore paid, (ii) a lump sum payment within sixty (60) days following the effective date of such termination equal to the sum of (A) the portion of the regular base salary (as determined pursuant to Section 2(a)(i)) that would have been payable from the effective date of such termination through December 31, 2021 but for such termination plus (B) $2,100,000, (iii) an annual bonus with respect to 2021 under the MIP, to be earned based on performance of the Company for 2021 and if earned payable at such time as each such annual bonus would have otherwise been paid but for such termination, and (iv) immediate acceleration of vesting of the 2021 LTI Awards (although for sake of clarity the number of shares subject to the 2021 PSU will be determined at the end of the performance period based on the performance of the Company).   Executive will, however, remain obligated to fulfill and be subject to all requirements of Sections 1(c), 6 and 7.

3

US-DOCS\120041401.12

(c) For purposes of this Agreement “Cause” means: (a) the Executive’s indictment for or being charged with commission of a felony, (b) Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, or (c) Executive’s material violation of any of the Covenants contained in Section 6. For purposes of the definition of “Cause” no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  For purposes of this Agreement, if the Company materially violates any of the terms of this Agreement, and the Executive provides written notice to the Company of such breach not later than sixty (60) days following the first occurrence thereof, and to the extent curable, the Company fails to cure such breach within the thirty (30) day period following its receipt of such notice, and the Executive resigns from his employment or other service with the Company within thirty (30) days following the expiration of such cure period, then such resignation shall be treated as an involuntary termination by the Company without Cause (and not a resignation by Executive) for purposes of this Agreement.

4.Consulting Services and Compensation.

(a)Following the Retirement Date through December 31, 2024 (the “Consulting Term”), Executive agrees to provide up to twenty (20) hours per month of Consulting Services as a consultant to the Company.  In exchange for the Consulting Services and for Executive’s compliance with the Covenants, the Company will (i) pay Executive a fee of $700,000 per year to be paid in semi-monthly installments (the “Consulting Fee”), and (ii) provide in 2022 and 2023 the same level of financial planning services provided to the Company’s executive officers from time to time (but in any event no less favorable than those Executive received from the Company in 2020).

(b)During the Consulting Term, Executive agrees to be reasonably available to provide the following consulting services upon such reasonable request of the Company: (i) serve as an ambassador and representative of the Company in such roles as may be reasonably requested (ii) assistance in transition of Company customers and any regulatory or legal matters that are based on facts that occurred during the term of his employment, (iii) answer any questions regarding the Company or any of its subsidiaries; and (iv) promote the best interests of the Company and its subsidiaries (the “Consulting Services”).   The Company shall give due regard to, and to the extent reasonably feasible, limit the Consulting Services so as to not interfere with, the Executive’s other personal and business commitments and obligations. Executive shall be entitled to reimbursement for any reasonably necessary expenses incurred in connection with the provision of the Consulting Services, subject to Executive’s timely submission of invoices in accordance the Company’s expense reimbursement policy.

(c)The Company may terminate Executive’s Consulting Services and the Consulting Term for Cause.  Upon termination of the Consulting Term for Cause, the Company will have no further obligations to pay any further consulting fees under this Agreement, provided

4

US-DOCS\120041401.12

that Executive will remain obligated to fulfill and be subject to all requirements of Sections 1(c), 6, and 7.

(d)If the Company terminates Executive’s Consulting Services prior to the end of the Consulting Term without Cause, then it shall be deemed a breach of this Agreement by the Company and as damages for such breach of this Agreement Executive will be entitled to receive a lump sum payment within sixty (60) days following the effective date of such termination equal to the difference of (A) $2,100,000 minus (B) any Consulting Fees theretofore paid as of the effective date of such termination.  In addition, Executive will receive reimbursement of any unreimbursed business expenses owed pursuant to applicable Company policy as in effect from time to time.

5.Withholding and Taxes.  All payments required to be made or compensation provided by the Company under Section 2 and 3 to the Executive will be subject to tax and other legally required withholdings.  Payments made during the Consulting Period under Section 4 of this Agreement will be for the Consulting Services and will not be subject to withholding and Executive agrees to pay all taxes on such amounts, including any amounts that are not received in cash, but are imputed into income. Executive will provide any tax forms reasonable requested by the Company.

6.Covenants.  The Company’s obligations under this Agreement are conditioned upon Executive complying with all covenants contained in Sections 1(c), 4, 6 and 7 of this Agreement (the “Covenants”) and should Executive materially violate any of the Covenants, the Company will have no further obligations under this Agreement and Executive will forfeit the 2021 Awards, whether or not previously vested; provided, however, that Executive shall not be deemed to violate any of the Covenants unless and until (I) the Company notifies Executive in writing that Executive is in violation of any of the Covenants within sixty (60) days following the date the Company first becomes aware of any such violation and (II) if curable, as determined in the reasonable discretion of the Board,  Executive fails to adequately cure such breach within ten (10) business days following Executive’s receipt of such written notice.  If it is determine under Section18 that Executive has breached the Covenants and the 2021 Awards are forfeited after shares have been received, then any outstanding shares shall be cancelled without consideration and Executive agrees to repay to the Company within thirty (30) days the after-tax value of any proceeds received upon sale of such shares.

(a)Non-Competition.  Executive agrees that until December 31, 2024, he will not, without the consent of the Company (i) be employed or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or control of, (ii) have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity (other than equity interests in publicly held companies in which Executive owns less than a 1% voting interest), or (iii) lend his name or reputation to be used in connection with, or otherwise participate in or make available his skill, knowledge or experience to be used in connection with, a business (or division, group, or other portion of a business) which is engaged in, or that competes with, in each case, any aspect of the Business in the Restricted Territory.  For this purpose the “Business” means banking, trust and non-banking services which may be provide by a nationally chartered bank, state

5

US-DOCS\120041401.12

regulated bank or any of its subsidiaries and affiliates to retail consumers and businesses and which are provided by the Company in the Restricted Territory.  The “Restricted Territory” means anywhere (A) in the states of Wisconsin, Minnesota, Illinois or (B) within the twenty-five (25)-mile radius of any branch operations location at which (I) the Company is doing Business during the twelve (12) months immediately preceding the Retirement Date or (II) the Company becomes engaged in the Business during the Consulting Period, and which Executive provides any material involvement or input in connection with the performance of his Consulting Services and about which the Executive learned Confidential Information (as defined below).  Notwithstanding the foregoing, the Executive will not be in breach of this Section 6(a) as a result of his engagement in the Permitted Activities.

(b)Non-Solicitation.  Executive agrees that until December 31, 2024 he will not, directly or indirectly (including but not limited to communications using email, regular mail, express mail, telephone, fax, instant message, social media, or any other oral, written, or electronic transmission), either for himself or on behalf of any other person, firm, corporation or other entity, (i) recruit or otherwise solicit, encourage or induce any employee, client, or customer of the Company or any of its subsidiaries (the “Company Parties”) in the Restricted Territory to terminate such person or entity’s employment or other arrangement with the Company Parties, or otherwise to change such person or entity’s relationship with the Company Parties, (ii) hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity (or cause or influence any other person or entity to hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity) any person who is employed by the Company in the Restricted Territory during the twelve (12) months prior to the Retirement Date in a manner which would deprive the Company of the services of such person, or (iii) cause or seek to cause any client or customer of the Company Parties in the Restricted Territory to become a client or customer of any business or activity that competes with the Business in the Restricted Territory.  Notwithstanding anything in the foregoing to the contrary, this Section 6(b) shall not be violated by (A) general advertising or marketing not specifically directed at any client or customer of the Company Parties or (B) general job postings or solicitations not specifically directed at any employee of the Company Parties.

(c)Confidential Information.  In connection with Executive’s employment by the Company and during the Consulting Period , the Company has provided and will continue to provide Executive with, and/or Executive has developed and has access to during the scope of his employment, certain confidential and/or proprietary information developed by or regarding the Company Parties and/or used in (or useful to) the Business and one or more Company Parties, in written or unwritten format, in electronic form or otherwise, including, but not limited to, all or any portion of the following:  (i) files, records, data, forms, manuals, reports, letters, memorandum documents and work papers; (ii) strategic planning related matters; (iii) information regarding the abilities and expertise of any Company Party and its advisors; (iv) research, designs and development pertaining to services, operations and the business of any Company Party; (v) strategic data, development plans, business plans, future plans and potential strategies, including, tax and estate planning strategies; (vi) trade secrets, recipes, know-how, computer software (including programs, applications, models and manuals); (vii) tax returns and other filings with federal, state and local tax authorities; and (viii) documents and filings relating to litigation and arbitration matters (“Confidential Information”).  Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a

6

US-DOCS\120041401.12

disclosure by Executive or his representatives acting at his direction in violation of this Agreement.  Executive agrees that Confidential Information will be used solely in connection with, and in the scope of, Executive’s employment by or service with the Company, and will be kept strictly confidential.  Executive shall not disclose any Confidential Information to any person or entity in any manner whatsoever, except (A) to the extent that disclosure of such information is required by law (and then, in accordance with the terms of this Section 6(c)), (B) as required in connection with the scope of the Executive’s employment by or service with the Company, (C) to employees, representatives and advisors of the Company who need to know such information for the purposes of their employment with or representation of the Company, it being agreed that such persons receiving such information agree to be bound by covenants substantially similar to this Section 6(c).  In the event that Executive is required by law to disclose any Confidential Information, Executive will provide the Company with prompt written notice of such requirement, to the extent not prohibited by law, and will cooperate with the Company, at the Company’s expense, to obtain an appropriate protective order, minimize the required disclosure and obtain reasonable assurance that the Confidential Information will be accorded confidential treatment.  All Confidential Information is and shall remain the exclusive property of the Company Parties. At the Company’s written request, Executive shall return or destroy all Confidential Information, including, without limitation, all documents and materials, whether in printed or electronic form, that contain Confidential Information (including those prepared by or for Executive).  Executive shall certify in writing, at the Company’s written request, that Executive has destroyed all material of any type or format containing or reflecting any Confidential Information, and will not retain any copies, extracts or other reproductions, in whole or in part, of such material except as is required by law. The destruction of any such material shall not relieve Executive of its confidentiality obligations under this Agreement.  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation for reporting a suspected violation of law, then Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(d)No Disparagement/Communications.  Executive will not disparage the Company, its subsidiaries and affiliates as well as their directors or officers.  The Company and the Company’s current officers and members of its current Board will not, at any time following the date of this Agreement, disparage the Executive, and in connection with Executive’s termination from employment with the Company, the Company will instruct its officers and members of the Board as of the Retirement Date to not at any time following the Retirement Date disparage the Executive.  Nothing in this Section 6 will be construed to limit the ability of Executive or the Company or the Company’s officers or members of its Board to (i) give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter or (ii) make truthful statements to rebut any disparaging statements made by the Company or the Company’s officers or members of its Board or Executive (as applicable).  For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or

7

US-DOCS\120041401.12

cooperating with any governmental agency or entity, including but not limited to the Federal Reserve, state banking regulators, the Office of the Comptroller of the Currency, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or making other disclosures that are protected under the whistleblower, provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.  Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

(e)Return of Company Property.  On or prior to the Retirement Date (or earlier separation in the case of a resignation or termination for Cause), Executive will return all of the Company’s property.  Such property includes, but is not limited to, the original and any copies of any Confidential Information or trade secrets, PDAs, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business.  Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that Executive may retain, as his own property, his personal iPhone (or other personal cellular telephone) (after all Company property and Confidential Information has been removed) and cell phone number, copies of his individual personnel payroll and tax records, and similar personal records, and his personal address book.

(f)Injunctive Relief.

(i)It is recognized and acknowledged by Executive that a breach of one or more of the Covenants will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach shall be inadequate.  Accordingly, Executive agrees that in the event of a breach or threatened breach of any of the Covenants, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek injunctive relief and specific performance to prevent or prohibit such breach.  Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

(ii)It is recognized by the Company that a breach of Section 6(d) by the Company or its officers or members of the Board will cause irreparable damage to Executive and his goodwill, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach shall be inadequate.  Accordingly, the Company agrees that in the event of such a breach or threatened breach of the obligations of the Company and its current officers and members of its current Board, in addition to any other remedy which may be available at law or in equity, Executive shall be entitled to seek injunctive relief and specific performance to prevent or prohibit such breach.  The Company agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

8

US-DOCS\120041401.12

7.Releases.

(a)Executive, on behalf of himself and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges and covenants not to sue the Company, its subsidiaries, affiliates, officers, directors, employees, and agents, and in such capacities (the “Releasees”), from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, “Claims”), which Executive holds or at any time previously held against any of the Releasees, through the date he signs this Agreement. This General Release specifically includes, but is not limited to, any and all Claims:

(i)Arising under, based upon, or in any way related to Executive’s employment with Releasees, the terms or conditions of Executive’s employment with Releasees, incidents occurring during Executive’s employment with Releasees, or the termination of Executive’s employment with Releasees; and/or

(ii)Arising under, based upon, or in any way related to Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, 42 U.S.C. §1981, The Americans With Disabilities Act, The Family and Medical Leave Act, The Rehabilitation Act, The Employee Retirement Income Security Act (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder), The Age Discrimination in Employment Act, The Older Workers’ Benefit Protection Act and any other similar federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation (i) prohibiting employment discrimination, harassment and/or retaliation, (ii) providing for the payment of wages or benefits, (iii) or otherwise creating rights or claims for employees, including but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

(iii)Notwithstanding anything contained herein to the contrary, the foregoing will not constitute a release of (A) any right to Accrued Benefits; (B) any right to indemnification under the Company’s Articles of Incorporation, By-Laws or any applicable Directors and Officers insurance policy of the Company or any Releasee, as may be applicable; (C) any claim for unemployment or workers’ compensation; (D) Executive’s rights as a stockholder of the Company or with respect to equity awards as provided in the applicable equity plan or award agreement; (E) Executive’s rights under and to enforce this Agreement; or (F) claims that cannot be released as a matter of law.

(iv)If Executive participates in any claim for discrimination, harassment, interference with leave rights, or retaliation he hereby waives his right to secure any monetary awards or damages.

9

US-DOCS\120041401.12

(b)The payments and benefits to the Executive pursuant to Sections 3(b) and 4 of this Agreement are contingent upon Executive executing and delivering to the Company on or as soon as reasonably practicable following his Retirement Date (or earlier termination in the event of a termination by the Company without Cause), a release of claims in substantially the same form attached hereto as Exhibit A (the “Second Release”) and the Executive not revoking the Second Release.

8.Compliance with Releases and Covenants.  The payments and benefits to the Executive pursuant to Sections 2 and 4 of this Agreement are also contingent upon Executive’s continued compliance in all material respects with the Covenants, his release under Section 7(a) and his execution, not revoking and compliance with the terms of the Second Release.  If Executive materially breaches any of the Covenants, his obligations under the release under Section 7(a) or any of his obligations with respect to the Second Release, then the Company’s obligations under this Agreement shall be null and void, but the Company will retain all rights to enforce each of the Covenants based on any prior consideration paid to Executive under this Agreement.

9.Assignability.  The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death.  The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

10.Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Company policy now in effect or under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Company policy, law, government regulation or stock exchange listing requirement.

11.No Mitigation or Offset.  Executive shall be under no obligation to seek other employment or take any other action to otherwise mitigate the amounts payable to Executive or any obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive or as a result of employment by a subsequent employer.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

12.Indemnification/D&O Insurance.  During the Executive’s employment with the Company and, while potential liability exists, thereafter, Executive shall be entitled to indemnification under the Company’s Articles of Incorporation and By-Laws and to coverage under any applicable Directors and Officers insurance policy of the Company, in each case, to the same extent as provided to active directors and senior officers.

10

US-DOCS\120041401.12

13.Section 409A.

(a)Exempt Payments.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith.

(b)Separation from Service and Specified Employee Delay.  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).  Additionally, notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.

(c)Installments. Executive’s right to receive any installment payments under this Agreement are to be treated as a right to receive a series of separate payments and, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment under this Agreement will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(d)Reimbursements.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

11

US-DOCS\120041401.12

14.Entire Agreement.  The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents, Company plans and Company policies referred to herein, constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the Change in Control Agreement effective as of January 1, 2018 by and between the Company and Executive (which shall no longer be effective ) and any other agreement regarding the termination of the Executive’s employment after the effective date of this Agreement and all amounts to which the Executive shall be entitled, other than as specifically provided in this Agreement.

15.Severability/Reasonable Alteration.  In the event that any part or provision of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included.  Further, in the event that any part or provision hereof shall be declared to exceed the maximum time period, scope or activity restriction that is reasonable and enforceable, then the parties expressly authorize and consent that part or provision be modeled and amended so that it may be enforced to the maximum extent permitted by law.

16.No Strict Construction.  The language used in this Agreement is the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

17.Applicable Law, Venue and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of laws principles, rules or statutes of any jurisdiction.  The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 18 of this Agreement or to pursue injunctive relief as provided in the Covenants may be instituted and litigated in federal, state or local courts sitting in Milwaukee, Wisconsin and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 18 of this Agreement.

18.Arbitration of Claims.  Except as provided in the Covenants, all disputes or controversies arising under or in connection with this Agreement, are to be settled exclusively by arbitration, conducted before a single neutral arbitrator in Milwaukee, Wisconsin in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 18, except as otherwise prohibited by any non-waivable provision of applicable law or regulation.  Discovery shall be conducted in accordance with the Wisconsin Rules of Civil Procedure, except that each party shall have the right to propound no more than 15 special interrogatories and requests for admission, and to take the deposition of one individual and any expert witness designated by another party. Additional discovery may be had only where the arbitrator selected pursuant to this Agreement so orders, upon a showing of need.  This Agreement includes and Executive agrees to waive any constitutional or other right to assert claims as a plaintiff or class member in any purported class or representative proceeding, unless otherwise prohibited by law.  The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 17.  Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that

12

US-DOCS\120041401.12

the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond.  Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction.  The Company shall pay all administrative fees, and the fees and expenses of the arbitrator.   In the event action is brought pursuant to this Section 18, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law.  If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS BEEN GIVEN ADEQUATE TIME TO CONSIDER THIS AGREEMENT AND THE AAA RULES AND PROVISIONS REGARDING ARBITRATION OF CLAIMS AND HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PRIVATE LEGAL COUNSEL.

19.Waiver of Jury Trial.  EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

20.Acknowledgements and Effective Date.  Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days following execution of this Agreement which to revoke it.  This Agreement will become effective on the eighth day after signing, as long as Executive has not revoked the Agreement.  If Executive revokes this Agreement, then the Company shall have no obligations under this Agreement.

21.Counterparts and Electronic Signatures.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

22.Amendment/Waiver.  This Agreement may not be modified without the express written consent of the parties hereto.  Any failure by any party to enforce any of its rights and privileges under this Agreement will not be deemed to constitute waiver of any rights and privileges contained herein.

[Signature Page Follows]

13

US-DOCS\120041401.12

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Retirement Agreement as of the date and year first set forth above.

ASSOCIATED BANC-CORP, INC. By: /s/ John (Jay) B. Williams Its: Chairman of the Board of Directors
EXECUTIVE /s/ Philip B. Flynn Philip B. Flynn

14

US-DOCS\120041401.12

Schedule A

Permitted Activities

•Chairman – Midsize Bank Coalition of America

•Board Member – Wisconsin Manufacturers & Commerce

•Board Member – Green Bay Packers, Inc.

•Board Member –  Medical College of Wisconsin

•Trustee – Milwaukee Art Museum

•Trustee – St. Norbert College

US-DOCS\120041401.12

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This release (the “General Release”) is being executed as the “Release” pursuant to the Retirement Agreement dated as of January 19, 2021 by and Associated Banc-Corp, Inc., a Wisconsin corporation (the “Company”) and Philip B. Flynn (the “Executive”) (the “Retirement Agreement”).

(a)For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, on behalf of himself and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges and covenants not to sue the Company, its subsidiaries, affiliates, officers, directors, employees, and agents (the “Releasees”) from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, “Claims”), which Executive holds or at any time previously held against any of the Releasees, through the date he signs this General Release. This General Release specifically includes, but is not limited to, any and all Claims:

(i)Arising under, based upon, or in any way related to Executive’s employment with Releasees, the terms or conditions of Executive’s employment with Releasees, incidents occurring during Executive’s employment with Releasees, or the termination of Executive’s employment with Releasees; and/or

(ii)Arising under, based upon, or in any way related to Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, 42 U.S.C. §1981, The Americans With Disabilities Act, The Family and Medical Leave Act, The Rehabilitation Act, The Employee Retirement Income Security Act (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder), The Age Discrimination in Employment Act, The Older Workers’ Benefit Protection Act and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation (i) prohibiting employment discrimination, harassment and/or retaliation, (ii) providing for the payment of wages or benefits, (iii) or otherwise creating rights or claims for employees, including but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

(iii)Notwithstanding anything contained herein to the contrary, the foregoing will not constitute a release of (A) any right to Accrued Benefits (as defined in the Retirement Agreement); (B) any right to indemnification under the Company’s Articles of Incorporation, By-Laws or any applicable Directors and Officers insurance policy of the Company or any Releasee, as may be applicable; (C) any claim for unemployment or

US-DOCS\120041401.12

workers’ compensation; (D) Executive’s rights as a stockholder of the Company or with respect to equity awards as provided in the applicable equity plan or award agreement; (E) Executive’s rights under and to enforce the Retirement Agreement or this General Release; or (F) claims that cannot be released as a matter of law.

(b)For the avoidance of doubt, nothing in this General Release will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.  If Executive participates in any claim for discrimination, harassment, interference with leave rights, or retaliation he hereby waives his right to secure any monetary awards or damages.  Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

(c)Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and he agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

(d)Executive agrees that if he hereafter commences any suit, action, arbitration, investigation, or regulatory claim arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all reasonable attorneys’ fees incurred by Releasees in defending or otherwise responding to said Claim.

(e)Executive further understands and agrees that neither the payment of any sum of money nor the execution of this General Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned except for the payments and other benefits due to Executive pursuant to the Retirement Agreement.

(f)Executive acknowledges that he has been given at least twenty-one (21) days to consider this General Release and that he has seven (7) days following execution of this General Release which to revoke it.  This General Release will become effective on the eighth day after signing, as long as Executive has not revoked this General Release.  If Executive revokes this General Release, then the Company shall have no further obligations under the Retirement Agreement. Executive may revoke this General Release by delivery of a notice of revocation to the General Counsel of the Company prior to 5:00 PM Eastern Standard Time on the eighth day following execution hereof.

US-DOCS\120041401.12

(g)Signed copies of this General Release may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

IN WITNESS WHEREOF, the undersigned has executed this Release this ___ day of ______________, 2022.

EXECUTIVE

Philip  B. Flynn

US-DOCS\120041401.12